Exhibit 21

NAME OF SUBSIDIARY	JURISDICTION OF ORGANIZATION
OM Holdings, Inc.	Delaware
OMG Americas, Inc.	Ohio
OMG Asia-Pacific Co., Ltd.	Taiwan
OMG Belleville, Limited	Canada
OMG Europe GmbH	Germany
OMG Fidelity, Inc.	Delaware
OMG Finland Oy	Finland
OMG Harjavalta Chemicals Holding BV	Netherlands
OMG Japan, Inc.	Japan
OMG Jett, Inc.	Ohio
OMG Kokkola Chemicals Oy	Finland
OMG Chemicals Pte, Ltd.	Singapore
OMG Thailand Co., Ltd.	Thailand
OMG Vasset, S.A.	France
Harko CV	Netherlands
Groupement Pour Le Traitement Du teril De Lubumbashi (55%)	Jersey
Societe De Traitement du Terril De Lubumbashi (49%)	Democratic Republic of Congo
OMG U.K. Limited	United Kingdom
OMG Fidelity SDN.BHD	Malaysia
OMG Kokkola Chemicals Holding (Two) BV	Netherlands
Omg Electronic Chemicals Pte. Ltd	Singapore
OMG (Suzhou) Electronic Chemicals Co., Inc.	China
Compugraphics USA, Inc.	California
Electrochemicals Inc.	Minnesota
Cyantek Corporation	California
Key Professional Services Ltd.	Gibralter
Slag Processing Company of Lubumbashi (49%)	Democratic Republic of Congo
Borchers GmbH	Germany
Borchers France SAS	France
Rockwood Electronic Materials Limited	United Kingdom
Rockwood Electronic Chemicals (Suzhou) Co. Ltd.	China
Compugraphics International Limited	United Kingdom
Rockwood Electronic Materials France SAS	France
Rockwood Specialties (Singapore) Pte Limited	Singapore
Rockwood Electrochemicals Asia Limited	Taiwan